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Exhibit 11         Computations of Earnings Per Common Share <F1>
- ----------         ------------------------------------------
     The following is the basis for the computation of primary and fully diluted earnings per common share for the twelve months ended March 31, 1994 and the twelve months ended December 31, 1993 and 1992:


                                            March 31,      December 31,    December 31,
                                               1994            1993            1992
                                           ------------    ------------    ------------
Average shares outstanding for
  computation of primary earnings
  per common share                          116,496,270     115,639,668     112,389,698
                                           ============    ============    ============

Average shares outstanding for
  fully diluted computation:

  Average shares outstanding                116,496,270     115,639,668     112,389,698

  Additional shares resulting from:

    Conversion of Serial Preferred
      Stock, $2.44 Convertible Series
      of 1966 (the "Convertible
      Preferred Stock")                          51,891          51,967          57,542

    Conversion of 7% Convertible
      Debentures                              2,533,279       2,546,858       2,603,912

    Conversion of 5% Convertible
      Debentures                              3,392,500       3,392,500       1,130,833
                                           ------------    ------------    ------------
Average shares outstanding for
  computation of fully diluted
  earnings per common share                 122,473,940     121,630,993     116,181,985
                                           ============    ============    ============

Earnings applicable to common
  stock, before cumulative effect
  of accounting change                     $226,661,000    $225,324,000    $186,368,000

Cumulative effect of accounting
  change, net of income taxes                         -               -      16,022,000
                                           ------------    ------------    ------------
Earnings applicable to common stock,
  as reported                               226,661,000     225,324,000     202,390,000

Add:  Dividends paid or accrued on
        Convertible Preferred Stock              21,000          22,000          24,000

      Interest paid or accrued on
        Convertible Debentures,
        net of related taxes                  6,539,000       6,548,000       4,303,000
                                           ------------    ------------    ------------
Earnings applicable to common stock,
  including cumulative effect of
  accounting change and assuming
  conversion of convertible securities     $233,221,000    $231,894,000    $206,717,000
                                           ============    ============    ============

Primary earnings per common share
  Before cumulative effect                        $1.95           $1.95           $1.66
  Cumulative effect                                   -               -            0.14
                                                  -----           -----           -----
    Total                                         $1.95           $1.95           $1.80
                                                  =====           =====           =====

Fully diluted earnings per common share
  Before cumulative effect                        $1.90           $1.91           $1.64
  Cumulative effect                                   -               -            0.14
                                                  -----           -----           -----
    Total                                         $1.90           $1.91           $1.78
                                                  =====           =====           =====

<F1>  This calculation is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB No. 15 because it results in dilution of less than 3%.

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